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                                                                     EXHIBIT 4.6

                        AIRCRAFT SECURED PROMISSORY NOTE



ORIGINAL PRINCIPAL AMOUNT:   US$ 14,650,000
MAKER:   IAI ALASKA I CORPORATION, a Nevada Corporation
DATED AS OF:   May 17, 1996



                 PROMISE TO REPAY. FOR VALUE RECEIVED, IAI ALASKA I CORPORATION, a Nevada Corporation ("Maker"), promises to pay to CITY NATIONAL BANK, a national banking association ("Lender"), or order, the principal sum of Fourteen Million Six Hundred Fifty Thousand U.S. Dollars (US$ 14,650,000) or such lesser amount as shall equal the outstanding amount of the Loan made by Lender to Maker pursuant to Section 2.1 of that certain Senior Term Loan Agreement, dated as of May 17, 1995, (the "Aircraft Loan Agreement"), entered into between Maker and Lender.

                 DEFINED TERMS. Any and all initially capitalized terms used herein shall have the meanings ascribed thereto in the Aircraft Loan Agreement, unless specifically defined herein. The term "or" as used in this Aircraft Secured Promissory Note has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or". This Aircraft Secured Promissory Note (this "Aircraft Secured Promissory Note") is the promissory note defined in the Aircraft Loan Agreement as the "Aircraft Secured Promissory Note" and is subject to, and entitled to the benefits of, the terms and provisions of the Aircraft Loan Agreement.

                 PAYMENTS OF PRINCIPAL AND INTEREST. Maker hereby promises to make payments of principal and interest, with respect to the Loan, evidenced hereby at the rates and times, and in the amounts, and in all other respects in the manner as provided in the Aircraft Loan Agreement.

                 PREPAYMENTS. Maker may prepay the principal balance due under this Aircraft Secured Promissory Note, in whole or in part, only in accordance with the provisions of the Aircraft Loan Agreement.

                 APPLICATION OF PAYMENTS. All payments (including prepayments) made hereunder shall be applied as set forth in the Aircraft Loan Agreement.

                 TIME AND PLACE OF PAYMENTS. All principal and interest due hereunder is payable in immediately available United States Dollars at Lender's office located at 400 No. Roxbury Dr. 3rd Floor, Beverly Hills, California 90210 (or at such other office designated from time to time by Lender), not later than 1:00 p.m., Los Angeles time, on the day of payment.




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                 WAIVERS.  Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, demand, protest, notice (except as required by the Aircraft Loan Agreement), and all other requirements of any kind, in connection with the enforcement or collection of this Aircraft Secured Promissory Note.

                 ACCELERATION AND WAIVER. IT IS EXPRESSLY AGREED THAT, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE UNPAID PRINCIPAL BALANCE OF AND ANY ACCRUED AND UNPAID INTEREST UNDER THIS AIRCRAFT SECURED PROMISSORY NOTE MAY BE DECLARED TO BE, OR SHALL IMMEDIATELY BECOME, DUE AND PAYABLE PURSUANT TO THE TERMS OF THE AIRCRAFT LOAN AGREEMENT, WITHOUT PRESENTMENT, DEMAND, PROTEST, NOTICE (EXCEPT AS REQUIRED BY THE AIRCRAFT LOAN AGREEMENT) OR OTHER REQUIREMENTS OF ANY KIND, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY MAKER.

                 ATTORNEYS' FEES. In the event it should become necessary to employ counsel to collect or enforce this Aircraft Secured Promissory Note, Maker agrees to pay the reasonable attorneys' fees and costs of the holder hereof, irrespective of whether suit is brought, to the extent and as provided in the Aircraft Loan Agreement.

                 AMENDMENTS. This Aircraft Secured Promissory Note may not be changed, modified, amended, or terminated except by a writing duly executed by Maker and the holder hereof.

                 HEADINGS. Section headings used in this Aircraft Secured Promissory Note are solely for convenience of reference, shall not constitute a part of this Aircraft Secured Promissory Note for any over purpose, and shall not affect the construction of this Aircraft Secured Promissory Note.

                 GOVERNING LAW. EXCEPT AS OTHERWISE PROVIDED IN THE AIRCRAFT LOAN AGREEMENT: (A) THIS AIRCRAFT SECURED PROMISSORY NOTE SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA; AND (B) THE VALIDITY OF THIS AIRCRAFT SECURED PROMISSORY NOTE AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS C)F THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUCTED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                 JURISDICTION AND VENUE. TO THE EXTENT PERMITTED BY LAW, MAKER AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AIRCRAFT SECURED PROMISSORY NOTE SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, CALIFORNIA. MAKER, TO THE EXTENT IT MAY LEGALLY DO SO, HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO





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THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND
STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER MAKER FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AIRCRAFT SECURED PROMISSORY NOTE. TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST MAKER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED IN SECTION 13.6 OF THE AIRCRAFT LOAN AGREEMENT. MAKER AGREES THAT ANY FINAL JUDGMENT RENDERED AGAINST IT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.





                                       IAI ALASKA I CORPORATION, a Nevada
                                       Corporation



                                       By:   /s/ Michael P. Grella
                                          ---------------------------------
                                       Its:      President
                                           --------------------------------





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